As Filed with the Securities and Exchange Commission on March 3, 2006
Registration No. 333-__________

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

CAPRIUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2457487
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One University Plaza, Suite 400
Hackensack, NJ 07601
(Address of Principal Executive Offices) (Zip Code)

1993 Stock Option Plan
2002 Stock Option Plan
(Full title of the plan)
Jonathan Joels Treasurer and Chief Financial Officer Caprius, Inc. One University Plaza, Suite 400 Hackensack, NJ 07601 (201) 342-0900	Copy to: Bruce A. Rich, Esq. Thelen Reid & Priest LLP 875 Third Avenue New York, New York 10022 (212) 603-2000
(Name, address, telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration Fee
Common Stock $.01 par value	190,200(2)	$1.60 (5)	$304,320	$35.82
Common Stock $.01 par value	509,800(3)	$2.29 (6)	$1,166,750	$137.33
Common Stock $.01 par value	34,925(4)	$4.19 (6)	$146,475	$17.24
Total	734,925		$1,617,545	$190.39

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities to be offered or issued as a result of a stock split, stock dividend or similar transactions.

(2)	Shares issuable upon exercise of options available for grant under 2002 Stock Option Plan.
(3)	Shares issuable upon exercise of options previously granted under the 2002 Stock Option Plan.
(4)	Shares issuable upon exercise of options previously granted under the 1993 Stock Option Plan.
(5)
Estimated solely for the purpose of calculating the registration fee as determined in accordance with Rule 457(c) and (h) under the Securities Act (based on the closing price per share of the common stock as reported on the OTCBB as of March 1, 2006.

(6)	Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share was calculated based on the weighted average exercise price of the options granted.

Proposed sales to take place as soon as possible after the effective date of the Registration Statement as options granted under the Plan and the Agreements are exercised.

EXPLANATORY NOTE

Caprius, Inc. (the “Company or “we”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an aggregate of 734,925 shares of our common stock, par value $0.01 per share, that are reserved for issuance upon exercise of options granted or to be granted under (1) our 2002 Stock Option Plan (the “2002 Plan”) and (2) our 1993 Stock Option Plan (the “1993 Plan”).

This Registration Statement also includes a prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. This Reoffer Prospectus may be used for reofferings and resales of shares of common stock which may be deemed to be “control securities” under the Securities Act and the rules and regulations promulgated thereunder that have been acquired by the Selling Stockholders identified in the Reoffer Prospectus. The number of shares of common stock included in the Reoffer Prospectus represents the total number of shares of common stock that may be acquired by the Selling Stockholders upon exercise of options previously granted under the 2002 Plan, and does not necessarily represent a present intention to sell all such shares of common stock.

The second part of this Registration Statement contains information required in accordance with the requirements of Part II of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

Not filed as part of this Registration Statement as permitted by the Note to Part 1 of Form S-8.  The documents containing the information specified in this item have been or will be sent or given to participants in the 2002 Stock Option Plan and the 1993 Plan as specified by Rule 428(b)(1) under the Securities Act. These documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

We will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Caprius, Inc., One University Plaza, Suite 400, Hackensack, NJ 07601, Attention: President. Telephone: (201) 342-0900.

REOFFER PROSPECTUS

CAPRIUS, INC.

334,175 shares of Common Stock

This prospectus is being used for the offering and sale of up to an aggregate of 334,175 shares (the “Shares”) of our common stock that may be issued to certain of our officers and directors (the “Selling Stockholders”) upon their exercise of options granted to them under our 2002 Stock Option Plan (the “2002 Plan”) and the 1993 Stock Option Plan (the “1993 Plan”).

The Selling Stockholders, or their permitted transferees, who are listed in the section of this prospectus entitled “Selling Stockholders,” may offer any or all of the Shares owned by them that are covered by this prospectus for resale from time to time. We will not receive any proceeds from the sale of the Shares; however, we will receive the proceeds, if any, from the exercise of the options and original issue of the Shares. We will pay all of the expenses associated with this prospectus. The Selling Stockholders will pay the other costs, such as brokerage commissions, if any, associated with the sale of the Shares.

The Shares that are issuable to the Selling Stockholders may be “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this prospectus. We have prepared this prospectus for the sole purpose of registering the Shares under the Securities Act in order to allow them to offer and sell the Shares to the public, subject to any contractual limitations or legal restrictions.

Our common stock is currently traded on an over-the-counter bulletin board under the symbol CAPS.OB. On March 1, 2006, the closing price for our common stock was $1.60. You are urged to obtain current market quotations for our common stock before purchasing any of the Shares being offered for sale pursuant to this prospectus.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is March 3, 2006.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information that is different from the information contained in this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, the Shares only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the front cover of this Prospectus, regardless of the time of the delivery of this prospectus or of any sale of the Shares. Our business, financial condition, results of operations and prospects may have changed since that date.

THE COMPANY

General

Caprius, Inc. was founded in 1983. Through our subsidiary M.C.M. Environmental Technologies, Inc., (“MCM”), we are engaged in the development, marketing and sale of the SteriMed and SteriMed Junior Compact Systems in the U.S. and international markets. The SteriMed Systems simultaneously shred and disinfect regulated medical waste.

Through June 1999, we essentially operated in the business of developing specialized medical imaging systems, as well as operating the Strax Institute, a comprehensive breast imaging center. In June 1999, we acquired Opus Diagnostics, Inc. and began manufacturing and selling medical diagnostic assays constituting the Therapeutic Drug Monitoring Business (the “TDM Business”). In October 2002, we sold the TDM business. The Strax Institute was sold in September 2003. In December 2002, we acquired 57.33% of the capital stock of MCM, and subsequently increased our ownership of MCM to 96.66% as of September 30, 2005. In February 2006, we closed the sale of shares of our Series D Convertible Preferred Stock and our 2006 Series A and B Warrants in a private placement for net proceeds of $2.7 million.

Description of MCM Environmental Technologies, Inc. Business

Background of the Regulated Medical Waste Industry in the United States

In 1988, the Federal Government passed the Medical Waste Tracking Act (“MWTA”). This Act defined medical waste and the types of medical waste that were to be regulated. In addition to defining categories of medical waste, the law mandated that generators of Regulated Medical Waste (“RMW”) be responsible for and adhere to strict guidelines and procedures when disposing of RMW. The mandates included a “cradle to grave” responsibility for any RMW produced by a facility, the necessity to track the disposal of RMW and defined standards for segregating, packaging, labeling and transporting of RMW.

The MWTA led to the development of individual state laws regulating how RMW is to be disposed of. As a result of these laws, it became necessary for medical waste generating facilities to institute new procedures and processes for transporting medical waste from the facility to an offsite treatment and disposal center, or obtain their own on-site system for treatment and disposal acceptable to the regulators.

The other major impact on the RMW market was the adoption of the Clean Air Amendments of 1997. This act dramatically reduced or eliminated the type of emissions that are permitted from the incineration of RMW. Due to this, generators of RMW, which were incinerating their waste, were forced into costly upgrades of their incinerators or to find other methods of disposal.

Most generators of RMW use waste management firms to transport, treat and dispose of their waste. Due to legislative and other market factors, the costs for this type of service have been increasing at a dramatic pace. At the same time, many medical waste generators are coming under increasing pressure to reduce expenses as a result of the decreasing reimbursement payments from Medicare and other third party providers. Additionally, the added liability of RMW generators as a result of the “cradle to grave” manifest requirement has made it more attractive to use medical waste management methods that do not require tracking systems. The combination of these pressures is forcing medical waste generators to seek innovative methods for their waste disposal. We believe these factors create a demand for an onsite RMW treatment option. MCM has identified and is working with specific segments and niches within the RMW market on which it feels it might capitalize.

Background of the Regulated Medical Waste Industry Outside of the United States

The industrialized countries of the European Union and Japan are implementing medical waste laws that are or will be similar to U.S. regulations. In 1994, the European Commission implemented a directive where member states had to adhere to the provisions of the United Nations Economic Commission for Europe (“UNECE”) European Agreement on the International Carriage of Dangerous Goods by Road. This requires that clinical or medical waste be packed, marked, labeled and documented according to defined specifications. Regulations and cost factors have prompted European RMW generators to seek alternative medical waste disposal options. MCM recognizes an excellent opportunity for SteriMed sales in Europe, and is working with regulators, potential joint venture partners and distributors.

Throughout the less industrialized and third world countries, the disposal of hospital waste is coming under increasing scrutiny and regulations. Many countries are in the process of updating and enforcing regulations regarding the disposal of RMW. MCM is attempting to establish relationships worldwide directly or through distributors, in many of these countries.

The MCM SteriMed Systems

The SteriMed Systems are patented, environmentally friendly, on-site disinfecting, shredding and disposal systems that can process regulated clinical waste, including sharps, dialysis filters, pads, bandages, plastic tubing and even glass, in a 15 minute cycle. The units, comparable in size to a washer-dryer, simultaneously shred, grind, mix and disinfect the waste with the proprietary Ster-Cid® solution. After treatment, the material may be discarded as unrecognizable conventional solid waste, in accordance with appropriate regulatory requirements. The resultant treated waste is as low as 10% of the original volume.

The SteriMed Systems are comprised of two different sized units, and the required Ster-Cid® disinfectant solution which can be utilized with both units. The larger SteriMed can treat up to 20 gallons (75 liters) of medical waste per cycle. The smaller version, SteriMed Junior, can treat 4 gallons (15 liters) per cycle. As the technology for disinfection is chemical based, within the definitions used in the industry, it is considered as an alternative treatment technology.

We have the worldwide exclusive rights for the manufacture, use and sale of the Ster-Cid® proprietary disinfectant used in the SteriMed System. The Ster-Cid® is currently manufactured solely for us by the licensor. In the event that the licensor is unable to manufacture the Ster-Cid®, we have the right to have Ster-Cid® manufactured by an alternative manufacturer. Ster-Cid® is approximately 90% biodegradable. Ster-Cid® is considered a pesticide by the U.S. EPA and, in compliance with Federal Insecticide, Fungicide, Rodenticide Act of 1972 (“FIFRA”), and it is registered with the U.S. EPA. The process of registering a pesticide under FIFRA involves submission of an application package to the U.S. EPA. The EPA’s review of this application includes assessment of the hazards to human health and the environment that may be posed by the pesticide. This process can take up to a year or more to complete. MCM had assigned an agent experienced with the FIFRA registration process to carry out this process for Ster-Cid®. This process was completed in September 1999 at which time the Ster-Cid® was assigned a FIFRA Registration number.

During the SteriMed disinfecting cycle, the concentration of Ster-Cid® is approximately 0.5% of the total volume of liquids. The Ster-Cid® disinfectant has been tested in independent laboratories and has been shown to meet U.S. EPA guidelines for disinfection. Furthermore, it is accepted by the Publicly Owned Treatment Works (“POTW”) allowing for its discharge into the sewer system.

Both the SteriMed and SteriMed Junior are safe and easy to operate, involving ½ day of training provided by our technical support staff to operators as designated by the end-user. The operator is trained to handle the daily and weekly responsibilities for the routine preparation, maintenance, and minor troubleshooting of the SteriMed Systems. Daily maintenance includes filling the system with the Ster-Cid®, removal and replacement of the filter bags, and disposing of the filter bag as black bag waste.

The trained operator places the red bag waste containing RMW into the SteriMed receiver chamber and activates the start button. The water and Ster-Cid® are then automatically released into the treatment chamber. The shredding, grinding and mixing of the waste is then initiated to expose all surfaces of the medical waste to the chemical solution during the 15 minute processing cycle. At the end of each specified number of cycles, the trained operator then puts the residue into a regular black bag, ready for disposal as regular solid waste.

Both SteriMed and the SteriMed Junior are equipped with an integrated monitoring system, including a PLC display, which indicates each of the system’s functions to guide the operator through its operations. Access to the PLC program is secured, accessible only by MCM’s technicians to prevent operators from overriding the treatment process. Relevant information concerning treatment parameters may be electronically forwarded, at the end of each treatment cycle, to a designated printer at any location within the facility. In addition, the system is capable, at the option of the facility, to have the treatment parameters for all cycles in a day forwarded to MCM’s maintenance center.

Regulations and Regulatory Compliance for Alternative Medical Waste Treatment Technologies in the United States

Our use of the Ster-Cid® disinfectant in the SteriMed Systems is registered by the U.S. EPA under FIFRA. The SterCid® disinfectant is considered a pesticide, and is registered under FIFRA Number 71814. FIFRA gives the federal government control over the distribution, sale and use of pesticides. All pesticides used in the U.S. must be registered (licensed) by the U.S. EPA under FIFRA. Registration of pesticides is to seek assurance that they will be properly labeled, and if used in accordance with label specifications, will not cause unreasonable harm to the environment.

The MCM SteriMed systems are regulated at the state level by the individual states’ Environmental, Conservation, Natural Resources, or Health Department. Each state has its own specific approval requirements. Generally, most states require an application for registration or approval be submitted along with back-up information, including but not limited to operating manuals, service manuals, and procedures. Additionally, many states require contingency and safety plans be submitted, and that efficacy testing be performed. MCM has demonstrated through efficacy testing that it can inactivate the 4Log10 concentration of Bacillus atrophaeus (formerly Bacillus subtilis) spores. This meets or exceeds most state regulatory requirements.

The SteriMed Senior has been cleared for marketing in 47 states and the SteriMed Junior in 42 states. The Ster-Cid® disinfectant has been registered in 49 states. We are currently seeking to obtain approvals from the remaining states.

Local and county level authorities generally require that discharge permits be obtained from POTW by all facilities that discharge a substantial amount of liquids or specifically regulated substances to the sewer system. The SteriMed Systems process effluent has been characterized and found to be within the lower range of the general discharge limits set forth by the National Pollutant Discharge Elimination System (NPDES) Permitting Program, which are used to establish POTW discharge limits.

These approvals allow the SteriMed Systems effluent to be discharged to a municipal sewer and the treated disinfected solid waste to be disposed of in a municipal landfill.

The process used by the SteriMed Systems, unlike many other waste medical disposal technologies, is not subject to the Clean Air Act Amendments of 1990 because there is no incineration or generation of toxic fumes in the process. It is also not subject to the Hazardous Materials Transportation Authorization Act of 1994 as there is no transportation of hazardous waste involved.

Regulations and Regulatory Compliance for Alternative Medical Waste Treatment Technologies outside of the United States

CE Mark compliancy is a requirement for equipment sold in the European Union (“EU”). The SteriMed Systems are CE Mark compliant as well as ISO Certified, 9001:2000 and 14001:1996. In order to meet the specific regulatory requirements of the individual members of the EU, MCM has undertaken further efficacy testing where necessary in order to demonstrate that the SteriMed conforms to all the standards in the specific EU member country. Outside of the EU, we are required to review and meet whatever the specific standards a country may impose. In countries where we have distributors, they are required to obtain the necessary regulatory approvals on our behalf at their expense.

Competition

RMW has routinely been treated and disposed of by means of incineration. Due to the pollution generated by medical waste incinerators, novel technologies have been developed for the disposal of RMW. Some of the issues confronting these technologies are: energy requirements, space requirements, unpleasant odor, radiation exposure, excessive heat, volume capacity and reduction, steam and vapor containment, and chemical pollution. The use of the SteriMed Systems eliminates concern about these issues: space and energy requirements are minimal, there are no odors, radiation, steam, vapor or heat generated, solid waste volume is reduced by up to 90% and the disinfecting chemical is 94% biodegradable.

Marketing Strategy

We have designed and are implementing a marketing program which maximizes the uniqueness and strengths of the SteriMed Systems while enhancing our customers’ cash flow and minimizing their financial restraints. Our sales focus is to those sites which best fit the capabilities and requirements of our systems. These include those sites generating approximately 2,000 to 12,000 pounds of RMW per month and are able to provide a room with a minimum of 75 square feet with proper plumbing and electricity for the storage and operation of the machine. Within the United States these facilities include dialysis centers, surgical centers, plasmapheresis centers, blood banks, commercial laboratories (both research and clinical), large physician group practices and specific sites within hospitals

Many of these facilities are owned by national or international corporations operating many facilities. By focusing our sales efforts to these corporations we will be able to have multiple machine placements within the same organization. This offers many advantages to the customer and to us. Not only will we be able to maximize our selling efforts, we will also be able to compound our warranty and service effectiveness. This strategy should enable us to maximize resources and quickly obtain market penetration. We are presently working with a number of these customers in the implementation of this strategy and in fiscal year 2005, the Company received its first significant order in the U.S. for the SteriMed Junior Systems from a major dialysis company. In addition, in December 2005, we received an order for two SteriMed Junior Systems from the United States Department of Defense for use by the U.S. Navy. The units are for laboratory test and evaluation as part of the U.S. Navy’s Shipboard Medical Waste Management Program.

We do not have the depth of marketing or financial capacity that many of our competitors have and thus are reliant upon generating interest in our products by virtue of our technical advantages. This aspect is emphasized in our limited budget allocated for marketing.

Our business marketing models in the U.S. are either to lease or to sell SteriMed Systems. The basic lease terms are a single monthly fee which will include the cost of the SteriMed, disposables and service for the life of the lease. Lease terms are usually five years. In the rest of the world, only the sale option is available. Leasing is not available outside of the US because of the potential difficulty in monitoring and collecting monthly leasing fees. Our distributors, however, are free to sell or lease the SteriMed Systems in their respective markets. Regulatory approvals are required prior to marketing in any country, whether the business is conducted by us or our distributors.

To maximize and augment our sales efforts in the U.S., we have been actively recruiting distributors. Ideally, we are seeking local, regional and national distributors who will have the right to sell the SteriMed Systems and related products within their prescribed geographical areas or business sectors. In order to gain exclusivity, the distributor must commit to minimum annual purchases. The distributor is obligated to work within the guidelines and regulatory approvals set up and maintained by us.

Internationally, we have distribution agreements in the following countries: Argentina, Brazil, Columbia, Costa Rica, Cyprus, Greece, Japan, Mexico, Paraguay, Poland, Scandinavia (Norway, Sweden, Finland and Iceland), Singapore, Taiwan, Tunisia and Uruguay. In January 2006, we entered into a three-year exclusive distributorship agreement for the Caribbean. In February 2006, we entered into a five-year exclusive distributorship agreement for the territories of Australia and New Zealand. In each of the countries, it is the distributors’ responsibility to obtain, at their own expense, all regulatory approvals which will be registered in the name of MCM.

Manufacturing

Presently, we manufacture the SteriMed at our facility in Moshav Moledet, Israel. The SteriMed Junior is currently manufactured by a third-party manufacturer in Israel. We continue to seek sub-assembly manufacturers to enable us to reduce the cost of the SteriMed Junior as well as alternative locations in North America for the manufacture of our SteriMed Junior.

Approximately half of the SteriMed Systems’ components are commercially available from third-party suppliers. The remaining components are either generic with modification or customized specifically for the SteriMed. We presently have depots for parts and supplies located in Ridgefield, NJ and Moledet, Israel.

Maintenance and Customer Service Model

Critical to the successful use of the SteriMed Systems is the proper training of the personnel carrying out the installation, operation and service of the equipment. We provide our customers with a warranty covering parts and labor for one year. Thereafter, we offer an extended warranty program. Our technical service staff assists clients in the installation of units and the training of their staff and on-site operators. This training program is strongly geared towards safety and maintenance to assure ongoing safe and smooth operation of the unit. After installation and training, operation of the unit is monitored by our technical staff to assure proper performance. Our technical staff is on-call to assist in fixing problems or performing repairs. Our goal is to minimize problems through ongoing training and strict adherence to maintenance schedules. Our customer service staff is available to help with any questions or issues our customers might have.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements that we believe are within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by such acts. These statements describe our attempt to predict future events, such as our ability to achieve satisfactory operating performance, the viability of our business model, the regulatory responses to our product candidates, our ability to obtain needed working capital, the market acceptance of our product candidates and the protection of our proprietary information.

The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects which factors constitute the material risks related to an investment in our common stock. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISK FACTORS

The medical infectious waste disposal industry is subject to extensive federal, state and local laws and regulations, both in the US and overseas. Our business requires us to obtain many different approvals and permits or other types of governmental authorizations for each jurisdiction in which we operate. Other risks that we face are more specifically defined as follows:

Manufacturing

Presently, we manufacture the SteriMed at our facility in Moshav Moledet, Israel. The SteriMed Junior is currently manufactured by a third-party manufacturer in Israel. We continue to seek sub-assembly manufacturers to enable us to reduce the cost of the SteriMed Junior as well as alternative locations in North America for the manufacture of our SteriMed Junior. If we fail to effectively manufacture or fail to develop a market for our SteriMed Systems, we will likely be unable to recover the losses we will have incurred in attempting to produce and market these products and technologies and may be unable to make sales or become profitable.

We are dependent on third-party suppliers for the components of our SteriMed and SteriMed Junior Systems and also for the Ster-Cid® disinfectant. At present there are no supply contracts in place and our requirements are fulfilled against purchase orders. There can be no assurances that we will have adequate supplies of materials. Although we believe that the required components are readily available and can be provided by other suppliers, delays may be incurred in establishing relationships or in waiting for quality control assurance with other manufacturers for substitute components.

Regulatory

The medical waste management industry is subject to extensive U.S. EPA, state and local laws and regulations relating to the collection, packaging, labeling, handling, documentation, reporting, treatment and disposal of regulated medical waste. The use of the Ster-Cid® disinfectant in the SteriMed Systems is registered with the U.S. EPA under FIFRA, however, the SteriMed Systems are not subject to U.S. EPA registration. Our business requires us to comply with these extensive laws and regulations and also to obtain permits, authorizations, approvals, certificates or other types of governmental permission from all states and some local jurisdictions where we sell or lease the SteriMed Systems. The SteriMed has been cleared for marketing in 47 states and the SteriMed Junior in 42 states. It is our objective to obtain approvals from the remaining states. The Ster-Cid® has been registered in 49 states. Our ability to obtain such approvals in the remaining states and the timing and cost to do so, if successful, cannot be easily determined nor can the receipt of ultimate approval be assumed.

In markets outside the U.S., our ability to market the SteriMed Systems is governed by the regulations of the specific country. In foreign countries where we market through distributors, we rely on them to obtain the necessary regulatory approvals to permit the SteriMed System to be marketed in that country. We are therefore dependent on the distributor to process these applications where required. In many of these countries we have no direct control or involvement in the approval process, and therefore we cannot estimate when our product will be available in that market.

We believe that we currently comply in all material respects with all applicable laws, regulations and permitting requirements. State and local regulations change often, however, and new regulations are frequently adopted. Changes in the applicable regulations could require us to obtain new approvals or permits, to change the way in which we operate or to make changes to our SteriMed Systems. We might be unable to obtain the new approvals or permits that we require, and the cost of compliance with new or changed regulations could be significant. In the event we are not in compliance, we can be subject to fines and administrative, civil or criminal sanctions or suspension of our business.

The approvals or permits that we require in foreign countries may be difficult and time-consuming to obtain. They may also contain conditions or restrictions that limit our ability to operate efficiently, and they may not be issued as quickly as we need (or at all). If we cannot obtain the necessary approval or permits when needed, or if they contain unfavorable conditions, it could substantially impair our ability to sell the SteriMed System in certain jurisdictions.

Intellectual Property

We regard certain aspects of our products, processes, services and technology as proprietary, and we have trademarks and patents for certain aspects of the SteriMed System. Our ability to compete successfully will depend in part on our ability to protect our proprietary rights and to operate without infringing on the proprietary right of others, both in the United States and abroad. Our proprietary rights to Ster-Cid® relate to an exclusive worldwide license that we had obtained from a third party manufacturer in Europe to purchase the Ster-Cid® disinfectant. The patent positions of medical waste technology companies generally involve complex legal and factual questions. While patents are important to our business, the regulatory approvals are more critical in permitting us to market our products. We may also apply in the future for patent protection for uses, processes, products and systems that we develop. There can be no assurance that any future patent that we apply for will be issued, or that any existing patents issued will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide any competitive advantage, or that third parties will not infringe or misappropriate our proprietary rights or that third parties will not independently develop similar products, services and technology. We may incur substantial costs in defending any patent or license infringement suits or in asserting any patent or license rights, including those granted by third parties, the expenditure of which we might not be able to afford. An adverse determination could subject us to significant liabilities to third parties, require us to seek licenses from or pay royalties to third parties or require us to develop appropriate alternative technology. There can be no assurance that any such licenses would be available on acceptable terms or at all, or that we could develop alternate technology at an acceptable price or at all. Any of these events could have a material adverse effect on our business and profitability.

We may have to resort to litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others, or defend ourselves from claims of infringement, invalidity or unenforceability. Litigation may be expensive and divert resources even if we win. This could adversely affect our business, financial condition and operating results such that it could cause us to reduce or cease operations.

Developing products based upon new technologies can result in litigation based on allegations of patent and other intellectual property infringement. While no infringement claims have been made or threatened against us, we cannot assure you that third parties will not assert infringement claims against us in the future, that assertions by such parties will not result in costly litigation, or that they will not prevail in any such litigation. In addition, we cannot assure you that we will be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement.

Marketing

Our future growth and profitability depend in part on our ability to respond to technological changes and successfully develop and market new products that achieve significant market acceptance. This industry has been historically marked by very rapid technological change and the frequent introductions of new products. There is no assurance that we will be able to develop new products that will realize broad market acceptance.

Competition

There are numerous methods of handling and disposing of RMW, of which our technology is one of the available systems. We are not aware of any competitive product that is similar to the SteriMed Systems with respect to its design and compactness. We believe that our SteriMed Systems, due to its ability to be used on site, the cost basis and ease of use, offers a significant advantage over RMW systems offered by our competitors. We realize, however, there can be no assurance that a different or new technology may not supplant us in the market. Further, we cannot guarantee that in the event that we are successful in the deployment of our systems in the marketplace, the predominant companies in the field, which have substantially greater resources and market visibility than us, will not try to develop similar systems.

Liability

The malfunction or misuse of our SteriMed Systems may result in damage to property or persons, as well as violation of various health and safety regulations, thereby subjecting us to possible liability. Although our insurance coverage is in amounts and deductibles customary in the industry, there can be no assurance that such insurance will be sufficient to cover any potential liability. We currently retain a claims made worldwide product liability insurance policy. Further, in the event of either adverse claim experience or insurance industry trends, we may in the future have difficulty in obtaining product liability insurance or be forced to pay very high premiums, and there can be no assurance that insurance coverage will continue to be available on commercially reasonable terms or at all. In addition, there can be no assurance that insurance will adequately cover any product liability claim against us. A successful product liability, environmental or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on our business, financial condition and operations. To date, no claims have been made against us. We believe that our insurance coverage is adequate to cover any claims made, and we review our insurance requirement with our insurance broker on an annual basis.

Financial

We raised gross proceeds of $3.0 million in a placement of Series D Preferred Stock and warrants in the second quarter of Fiscal 2006, gross proceeds of $4.5 million in a placement of Series C Preferred Stock and warrants in the second quarter of fiscal 2005, and gross proceeds of $1.5 million in a placement of convertible secured notes in the third quarter of fiscal 2004. The net proceeds from these placements should fulfill our capital needs through

March 31, 2007 based upon our present business plan. However, we expect to require additional working capital or other funds in the near future should we need to modify our business plan. These funds are required to support our marketing efforts, to obtain additional regulatory approvals both domestically and overseas as well as to support our manufacturing purposes. In the event we are unable to achieve any market penetration in the near term, secure regulatory approvals or build inventory available for immediate delivery, our ability to secure additional funding could be severely jeopardized. No assurance can be given that we will be successful in obtaining additional funds, whether publicly or privately or through equity or debt. Any such financing could be highly dilutive to stockholders.

In the past, we have experienced significant losses and negative cash flows from operations. If these trends continue in the future, it could adversely effect our financial condition. For the years ended September 30, 2005 and September 30, 2004, we experienced net losses of approximately $2.5 and $3.2 million from continuing operations respectively. Further, we incurred negative cash flows from operations of approximately $2.9 million and $2.8 million for the years ended September 30, 2005 and 2004, respectively. These results have had a negative impact on our financial condition. There can be no assurance that our business will become profitable in the future and that additional losses and negative cash flows from operations will not be incurred. If these trends continue in the future, it could have a material adverse effect on our financial condition

Personnel

Our success is highly dependent on the continued efforts of a small management team. Should operations expand, we will need to hire persons with a variety of skills. Competition for these skilled individuals could be intense, and there can be no assurance that we will be successful in attracting and retaining key personnel in the future. Our failure to do so could adversely affect our business and financial condition. We do not have employment agreements with or carry any “key-man” insurance on the lives of any of our officers or employees.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds from the resale of the Shares. We will not receive any of the proceeds from the resale of the Shares. To the extent the Selling Stockholders exercise their options to purchase shares of common stock offered hereby, we would receive up to approximately $830,000 from such exercises, all of which funds will be added to our general working capital and used for general business purposes.

DESCRIPTION OF SECURITIES TO BE REGISTERED

We are authorized to issue 50,000,000 shares of common stock, $0.01 par value. Each share has one vote for election of directors and all other matters submitted to a vote of stockholders. Shares of common stock do not have cumulative voting, preemptive, redemption or conversion rights.

The holders of shares of common stock are entitled to dividends when and as declared by the board of directors from funds legally available therefore, and, upon liquidation are entitled to share pro rata in any distribution to holders of common stock, subject to the right of holders of outstanding preferred stock. No dividends have ever been declared by the board of directors on the common stock. There are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All of the outstanding shares of common stock are, and all shares sold hereunder will be, when issued upon payment therefore, duly authorized, validly issued, fully paid and non-assessable.

SELLING STOCKHOLDERS

The table and notes below describe, as of January 31, 2006, certain information regarding the beneficial ownership of common stock with respect to each Selling Stockholder: (a) the name of the Selling Stockholder and his relationship to us during the last three years; (b) the number of shares of common stock he beneficially owned as of the date of this prospectus; (c) the number of Shares which he may offer pursuant to this prospectus; and (d) the amount and the percentage our common stock that would be owned by him after completion of this offering, assuming he disposes of all of the Shares being offered by him pursuant to this prospectus. The information contained in this table or notes may be amended or supplemented from time to time.

				Beneficial Ownership after the Offering
Name*	Relationship to Company	Number of Shares Beneficially Owned Prior to the Offering[1]	Shares being offered	Number of Shares	Percentage of Common Stock

George Aaron	Chairman of the Board; Chief Executive Officer; President	360,887(2)	120,000	240,887	7.2%

Jonathan Joels	Director; Chief Financial Officer; Treasurer; Secretary	355,226(3)	120,000	235,226	7.1%

Elliott Koppel	VP Sales & Marketing	50,194(4)	45,000	5,194	**

Sol Triebwasser, Ph.D.	Director	25,495(5)	25,425	70	**

Jeffrey L. Hymes, M.D.	Director	23,750(6)	23,750	-0-	**

*  Except otherwise indicated above, the address of the holder is Caprius, Inc., One University Plaza, Hackensack, NJ 07601.
**   Less than one percent (1%).

(1)
Beneficial owner means any person who, directly, or indirectly, through any contract arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, shares of our common stock; and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, shares of our common stock, except where otherwise noted. While under SEC rules, a person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days from the date of this prospectus, the table includes shares underlying outstanding options that are to vest more than 60 days from the date hereof.

(2)
Includes (i) 353 shares in retirement accounts, (ii) 9,075 shares underlying warrants presently exercisable, (iii) 5 shares jointly owned with his wife and (iv) 20,000 shares underlying options presently exercisable. Also includes 100,000 shares underlying options not presently exercisable.

(3)
Includes (i) 48,000 shares as trustee for his children, (ii) 8,618 shares underlying warrants presently exercisable, (iii) 875 shares underlying warrants owned by his wife for which he disclaims beneficial ownership, (iv) 20,000 shares underlying options presently exercisable and (v) 17,241 shares in a retirement account. Also includes 100,000 shares underlying options not presently exercisable.

(4)	Includes (i) 4,644 shares underlying warrants and (ii) 20,000 shares underlying options presently exercisable. Also includes 25,000 shares underlying options not presently exercisable.
(5)	Includes 5,425 shares underlying options presently exercisable. Also includes options for 20,000 shares not presently exercisable.
(6)
Includes 2,500 shares underlying options presently exercisable and 1,250 shares underlying options which are currently not exercisable. Also includes 20,000 shares underlying options not presently exercisable.

The Selling Stockholders listed in the above table may have sold or transferred, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of their Shares since the date on which the information in the above table is presented. Information about the Selling Stockholders may change from time to time. Information about other person who may hereafter become Selling Stockholders will be set forth in prospectus supplements or post-effective amendments, if required.

Because the Selling Stockholders may offer all or some of their common stock from time to time, and none is obligated to sell any Shares, we cannot estimate the amount of the common stock in the column “Shares Being Offered” in the above table that will be held by the Selling Stockholders after this offering. Also, this prospectus does not include shares that may be acquired upon exercise of options that we may grant to the Selling Stockholders in the future. The shares issuable upon exercise of options granted in the future may subsequently be sold pursuant to this prospectus, as supplemented to reflect the offering of such underlying shares for resale or in transaction exempt from the registration requirements of the Securities Act. See “Plan of Distribution” for further information.

PLAN OF DISTRIBUTION

None of the Selling Stockholders has advised us of any specific plans for the sale, transfer, gift or other disposition of the Shares offered under this prospectus. However, if any Shares are sold, we expect that the Shares will be sold from time to time primarily through transactions on the over-the-counter bulletin board, or on any other national securities exchanges or market system where our common stock is then listed, although sales also may be made in negotiated transactions or otherwise.

The Selling Stockholders may sell the Shares through various means, including directly or indirectly to purchasers, in one or more transactions on any stock exchange or securities market on which the Shares are traded at the time of sale, in privately negotiated transactions, or through a combination of these methods. These sales may be at fixed prices, which may change, at market prices available at the time of sale, at prices based on the available market price at the time of sale, or at negotiated prices. If the Shares are sold through underwriters, broker-dealers, or agents, these parties may be compensated for their services in the form of discounts or brokerage commissions and charges or compensation in the form of discounts, concessions or commissions from such Selling Stockholder or the purchaser of the Shares so sold for whom such broker-dealers may act or to whom they may sell as principal or both (which compensation, as to a particular broker-dealer, may be in excess of customary commissions). Shares covered by this prospectus also may be sold under Rule 144 or another exemption under the Securities Act, rather than pursuant to this Prospectus, provided they meet the criteria and conform to the requirements for such Rules.

In connection with the sale of the Shares, the Selling Stockholders and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any profits on the sale of Shares or commissions they receive may be deemed to be underwriting discounts and commissions under the Securities Act.

We will pay all costs, expenses and fees in connection with the registration of the Shares offered by the Selling Stockholders under this Prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the Shares will be borne by the Selling Stockholders.

There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them hereby.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended September 30, 2005, have been so incorporated in reliance on the report of Marcum & Kliegman LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Shares that may be sold using this prospectus will be passed upon for us by Thelen Reid & Priest LLP.

ADDITIONAL INFORMATION

We have filed with the SEC a Registration Statement on Form S-8 with respect to the Shares offered in this prospectus. This prospectus does not contain all of the information and exhibits set forth in the Registration Statement. For further information regarding us and the Shares, we refer you to the Registration Statement. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file, including the Registration Statement and its exhibits, at the public reference facilities of the SEC in Washington, D.C. or online at www.sec.gov or from commercial document retrieval services. Additionally, you may request a copy of any such document from us by contacting us at (212) 554-4550.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus certain information we file with the SEC, which means that:
•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	certain information that we file after the date of this prospectus with the SEC will automatically update and supersede information contained in this prospectus and the registration statement.

The following documents filed with the SEC are incorporated herein by reference:

(a)	the Caprius, Inc. equity financing of February 17, 2006 on Form 8-K filed with the SEC on February 17, 2006; and on Form 8-K-A thereto filed on March 3, 2006.

(b)	the Caprius, Inc. Quarterly Report on Form 10-QSB for the three months ended December 31, 2005 filed with the SEC on February 14, 2006;

(c)	the Caprius, Inc. Annual Report on Form 10-KSB for the fiscal year ended September 30, 2005, filed with the SEC on December 21, 2005;

(d)	the Caprius, Inc. Information Statement, dated December 6, 2005, filed with the SEC on December 8, 2005; and

(e)	the description of our common stock contained in our Certificate of Incorporation, filed as Exhibit 3.1 to our Form 8-K filed with the SEC on April 5, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

Caprius, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the “SEC”). The following documents, which are on file with the SEC, are incorporated herein by reference and made a part hereof:

(a)	the Caprius, Inc. equity financing of February 17, 2006 on Form 8-K filed with the SEC on February 17, 2006; and on Form 8-K-A thereto filed on March 3, 2006.

(b)	the Caprius, Inc Quarterly Report on Form 10-QSB for the three months ended December 31, 2005 filed with the SEC on February 14, 2006;

(c)	the Caprius, Inc. Annual Report on Form 10-KSB for the fiscal year ended September 30, 2005, filed with the SEC on December 21, 2005;

(d)	the Caprius, Inc. Information Statement, dated December 6, 2005, filed on December 8, 2005; and

(e)	the description of our Common Stock contained in our Certificate of Incorporation, filed as Exhibit 3.1 to our Form 8-K filed on April 5, 2005.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any document, or any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a document or statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

We shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, or by or in the right of the Company to procure judgment in our favor, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at our request as a director, officer, manager employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise against expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, in accordance with and to the full extent permitted by statute. Expenses (including attorneys’ fees) incurred in defending any civil, criminal administrative or investigative action, suit or proceeding may be paid by us in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, manager, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by us as authorized by this paragraph.

Specifically, no indemnification shall be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under this Certificate of Incorporation, the By-Laws or any agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following is a list of exhibits filed as a part of this Registration Statement which are incorporated herein:

Exhibit No.	Exhibit
4.1	Caprius, Inc. 2002 Stock Option Plan (the “Plan”) (incorporated by reference to Appendix A to Proxy Statement, dated May 31, 2002).
5.1*	Opinion of Thelen Reid & Priest LLP regarding the legality of shares of Common Stock being registered.
10.1*	Form of Option Agreement for Stock Option granted under the 2002 Plan.
23.1*	Consent of Marcum & Kliegman LLP
23.2*	Consent of Thelen Reid & Priest LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included in the signature pages to this Registration Statement).

*  Filed herewith.

Item 9.  Undertakings.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(f)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (f)(1)(i) and (f)(1)(ii) shall not apply to information contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(h)    Insofar as indemnification for liabilities arising under the Act of may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange. Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 3rd day of March, 2006.

CAPRIUS, INC.
By:	/s/ Jonathan Joels
Jonathan Joels Chief Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY

That each of the undersigned appoints George Aaron and Jonathan Joels as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him including post-effective amendments and related registration statements, to this Registration Statement, and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do separately and perform each and every act requisite and necessary to be done, as fully to all intents and purposes as he might or could so in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ George Aaron George Aaron	Chairman of the Board, President and Chief Executive Officer	March 3, 2006
/s/ Jonathan Joels Jonathan Joels	Director, Chief Financial Officer and Treasurer	March 3, 2006
/s/ Jeffrey L. Hymes Jeffrey L. Hymes, M.D.	Director	March 3, 2006
/s/ Sol Triebwasser Sol Triebwasser, Ph.D.	Director	March 3, 2006

INDEX TO EXHIBITS

The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit No.	Description of Exhibits
5.1*	Opinion of Thelen Reid & Priest LLP regarding the legality of shares of Common Stock being registered
10.1*	Form of Option Agreement for stock option granted under the 2002 Plan
23.1*	Consent of Marcum & Kliegman LLP
23.2*	Consent of Thelen Reid & Priest LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included in the signature pages to this Registration Statement)

*  Filed herewith.